Exhibit (2)(K)(1)

FINAL EXECUTION COPY

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made as of the 30th day of June, 2006, by and between Morgan Stanley Institutional Fund of Hedge Funds II LP (the “Partnership”), a Delaware limited partnership with its principal place of business at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania, U.S.A., acting through its general partner, Morgan Stanley Alternative Investment Partners LP (the “General Partner”), a Delaware limited partnership with its principal place of business at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania, U.S.A., and State Street Bank and Trust Company, a Massachusetts trust company with its principal place of business at One Lincoln Street, Boston, Massachusetts, U.S.A. (“State Street”).

WITNESSETH:

WHEREAS, the Partnership is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company;

WHEREAS, the General Partner is authorized to carry out any and all objects and purposes of the Partnership, and to enter into and perform all contracts which it may deem necessary or advisable or incidental thereto; and

WHEREAS, the General Partner on behalf of the Partnership desires to retain State Street to perform certain administrative, recordkeeping, and accounting services for the Partnership and State Street is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1.	APPOINTMENT AS ADMINISTRATOR

The General Partner on behalf of the Partnership hereby appoints State Street to act as administrator, recordkeeper, and accounting agent for the Partnership and State Street hereby accepts such appointment, in each case upon the terms and conditions set forth below.

Section 2.	DELIVERY OF DOCUMENTS

The Partnership shall promptly deliver to State Street certified copies of all documents relating to the Partnership, including, but not limited to, each of the following documents and all future amendments and supplements thereto, if any:

(a)	the Partnership’s Limited Partnership Agreement;

(b)	the Partnership’s current registration statement under the 1940 Act;

(c)	a certificate executed by the General Partner certifying to the individuals who are authorized on behalf of the Partnership to give instructions to State Street pursuant to this Agreement;

(d)	a copy of the Partnership’s Investment Advisory Agreement; and

(e)	such other certificates, documents, opinions and information as State Street may, in its reasonable discretion, deem necessary or appropriate in connection with the performance of its duties hereunder.

Section 3.	REPRESENTATIONS AND WARRANTIES OF STATE STREET

State Street represents and warrants to the Partnership that:

(a)	it is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

(b)	all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

(c)	its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

Section 4.	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to State Street that:

(a)	it is a limited partnership, duly organized and existing in good standing under the laws of the State of Delaware;

(b)	it has the power and authority under applicable laws and its Limited Partnership Agreement to enter into and perform this Agreement;

(c)	all requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(d)	its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Partnership or any law or regulation applicable to it;

(e)	it is an investment company properly registered under the 1940 Act;

(f)	the Partnership is relying on one or more applicable exemptions from the registration of the Partnership’s securities under the 1933 Act, and will continue to do so throughout the term of this Agreement; and

(g)	all necessary filings under the securities laws of the states in which the Partnership offers or sells interests have been made, or the Partnership is otherwise relying on an exemption from such filings and will continue to do so throughout the term of this Agreement.

Section 5.	GENERAL ADMINISTRATIVE SERVICES

State Street shall provide the following general administrative services in accordance with procedures as may be established by the Partnership and State Street from time to time, and that are, in each case, subject to the control, supervision and direction of the Partnership and to the review and comment by the Partnership’s auditors and legal counsel:

(a)	perform Partnership tax allocations, utilizing an aggregate approach with respect to reverse 704(c) allocations as described in Treasury Regulation § 1.704-3(e), and such other allocations to the interestholders of the Partnership as set forth in the Limited Partnership Agreement;

(b)	prepare the Partnership’s federal, state, and local income tax returns for review by the Partnership’s independent accountants and for filing by the Partnership;

(c)	prepare for review and approval financial information for the Partnership’s semi-annual and annual reports and any other communications required or otherwise to be sent to the Partnership’s partners, and coordinate the printing and mailing of such reports and communications;

(d)	prepare and submit for approval the Partnership’s expense budget and arrange for the payment of the Partnership’s expenses, including the calculation of any incentive or performance fees due to the General Partner in accordance with the terms of the Limited Partnership Agreement, as applicable;

(e)	provide such periodic testing of the Partnership as may be mutually agreed upon in writing by the Partnership and State Street from time to time to assist the Partnership’s investment adviser in complying with the investment limitations contained in the Partnership’s registration statement and such other investment restrictions to which the Partnership may be subject, including the requirements of each of the Internal Revenue Code, as applicable, and the 1940 Act;

(f)	prepare for review and approval by the Partnership such reports and filings as may be required by any governmental or regulatory authority with jurisdiction over the Partnership, in each case as may be mutually agreed upon in writing by the Partnership and State Street, and arrange for the filing of same with the appropriate authority;

(g)	Perform Blue Sky services as detailed in Schedule A hereto; and

(h)	coordinate the mailing to interestholders of the Partnership of any tender offer correspondence that has been forwarded to State Street by the Partnership or its outside counsel.

State Street shall provide such additional administrative services to the Partnership as may be agreed upon in writing by the Partnership and State Street from time to time.

Section 6.	RECORDKEEPING SERVICES

State Street shall act as the recordkeeper and distribution agent in accordance with the provisions of the Partnership’s Limited Partnership Agreement and in accordance with such written procedures as may be adopted by the Partnership from time to time. Subject to the Partnership’s governing documents and to the direction of the Partnership, State Street as recordkeeper and distribution agent shall:

(a)	pursuant to the subscription orders accepted by the Partnership, establish accounts for each partner, showing its interests (“Interests” as defined in the Private Placement Memorandum) and hold such Interests in the appropriate account;

(b)	receive and process orders for the purchase of Partnership Interests and promptly deliver appropriate data (including payment instructions) with respect to accepted purchase orders to the Partnership or its authorized agent;

(c)	maintain a register of partners of the Partnership (the “Register”) in accordance with applicable law and the Partnership’s Limited Partnership Agreement; record the issuance and redemption of Interests and maintain a record of the total number of Interests of the Partnership;

(d)	prepare and transmit payments for distributions, if any, declared by the Partnership pursuant to the instructions contained in the partners’ subscription agreements with the Partnership; and

(e)	subject to the Partnership’s Limited Partnership Agreement and the Partnership’s then current registration statement, effect transfers or repurchases of Partnership Interests by the registered owners thereof upon receipt of appropriate documentation in respect thereof from the General Partner as provided in the Partnership’s Limited Partnership Agreement.

State Street shall have no obligation, when recording the purchase of Interests, to monitor the purchase of such Interests or to take cognizance of any laws relating to the issue or sale of such Interests. Such obligations shall be the responsibility of the Partnership.

State Street shall provide such additional recordkeeping services on behalf of the Partnership as may be agreed upon in writing by the Partnership and State Street from time to time.

Section 7.	ACCOUNTING SERVICES

State Street shall maintain the books and records of account of the Partnership and shall perform the following duties in the manner prescribed by the Partnership’s Limited Partnership Agreement and further in accordance with such written procedures as may be adopted by the Partnership from time to time:

(a)	record general ledger entries;

(b)	calculate monthly net income;

(c)	reconcile activity to the trial balance; and

(d)	calculate and publish the monthly net asset value.

The Partnership shall provide to State Street timely notice prior to any modification in the manner in which such calculations are to be performed. For purposes of calculating the net asset value of the Partnership, State Street shall value the Partnership’s portfolio of investments utilizing prices obtained from sources designated by the Partnership on a price source authorization substantially in the form attached hereto as Schedule B (the “Price Source Authorization”), as the same may be amended by the Partnership and State Street from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 10 below) (collectively, the “Authorized Price Sources”). State Street shall not be responsible for any revisions to the methods of calculation prescribed by the Partnership’s Limited Partnership Agreement unless and until such revisions are communicated in writing to State Street.

Section 8.	RECORDS

State Street shall create and maintain all records relating to the services provided under this Agreement in a manner which shall meet the obligations of the Partnership under its Limited Partnership Agreement and applicable law. All such records shall be the property of the Partnership and shall at all times during State Street’s regular business hours be open for inspection by any person duly authorized by the Partnership and employees and agents of the regulatory agencies having jurisdiction over the Partnership. State Street shall preserve the records required to be maintained hereunder for the period required by law, unless such records are earlier surrendered in connection with the termination of the Agreement or otherwise upon written request.

Section 9.	APPOINTMENT OF AGENTS

State Street may, at its own expense, employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce State Street’s obligations or liabilities hereunder. The Partnership acknowledges that certain affiliates and agents of State Street shall perform certain duties of State Street under this Agreement in Toronto, Canada.

Section 10.	INSTRUCTIONS AND ADVICE

The term “Proper Instructions” shall mean instructions received by State Street from the Partnership, the General Partner, or the Partnership’s investment adviser or any person duly authorized by them. Such instructions may be in writing signed by the authorized person or may be by such other means as may be agreed upon from time to time by State Street and the General Partner (including, without limitation, oral instructions). All oral instructions shall be promptly confirmed in writing. The Partnership, the General Partner, and the Partnership’s investment adviser shall each cause its duly authorized representatives to certify to State Street in writing the names and specimen signatures of persons authorized to give Proper Instructions. State Street shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Partnership, the General Partner, or the Partnership’s investment adviser to the contrary. State Street may rely upon any Proper Instruction reasonably believed by State Street to be genuine and to have been properly issued by or on behalf of the Partnership, the General Partner, or the Partnership’s investment adviser. The Partnership, the General Partner, or the Partnership’s investment adviser shall give timely Proper Instructions to State Street in regard to matters affecting State Street’s duties under this Agreement.

At any time, State Street may apply to the Partnership and/or the General Partner for instructions and may consult with its own legal counsel or outside counsel for the Partnership or the independent accountants for the Partnership with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. Any fees and expenses related to such consultation shall be billed to and paid by the Partnership if State Street has received prior approval for such consultation from the Partnership or the General Partner. In the absence of any gross negligence, willful default or fraud on the part of State Street, its agents or employees, State Street shall not be liable, and shall be indemnified by the Partnership, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Partnership. Nothing in this paragraph shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

Section 11.	PROVISION OF INFORMATION

The Partnership shall provide, or cause a third party to provide, certain data to State Street as a condition to State Street’s obligations under Section 7 of this Agreement. The data required to be provided pursuant to this Section 11 is set forth on Schedule C hereto, which schedule may be separately amended or supplemented by the General Partner and State Street from time to time.

State Street is authorized and instructed to rely upon the information it receives from the Partnership, the General Partner, or any third party authorized by the Partnership (a “Third Party Agent”) to provide such information to State Street. State Street shall have no responsibility to review, confirm, or otherwise assume any duty with respect to the accuracy or completeness of any information supplied to it by the Partnership, the General Partner, or any Third Party Agent.

Section 12.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

The Partnership assumes full responsibility for complying with all securities, tax, commodities, and other laws, rules, and regulations applicable to it. At such times as State Street may reasonably request, the Partnership shall provide, or cause to be provided, to State Street a certificate from the General Partner as general partner, the Partnership’s investment adviser, and/or the independent accountants of the Partnership, and each other service provider or agent acting on behalf of the Partnership, as to such party’s compliance with such laws, rules, and/or regulations to which the Partnership is subject. In each case, such certificate shall be in form and substance reasonably satisfactory to State Street.

As of its execution of this Agreement, and on an on-going basis throughout the term of this Agreement, the Partnership represents, warrants and covenants that prior to the receipt of funds by State Street from an investor or third party, in the case of an initial or subsequent investment in the Partnership, as applicable, that (i) it has conducted appropriate due diligence in accordance with applicable laws, regulations and rules, with respect to whether an investor or third party (a) is organized, or otherwise sited, in any country designated as a prohibited country by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or (b) is an entity, individual or other organization which OFAC has designated as a designated national, specially designated national or blocked person (both (a) and (b) as defined and published by OFAC from time to time), (ii) it has verified the identity of each of its investors and has, and will have, performed appropriate inquiries into any such investor’s or third party’s source of funds in compliance with all applicable money laundering and “Know Your Customer” regulations, and (iii) any and all information provided by the Partnership to State Street under this Agreement or in connection with the performance hereof is, to the Partnership’s best knowledge and reasonable belief, true, accurate, and complete at and as of the time it is provided. In addition, the Partnership agrees to furnish promptly to State Street reasonable evidence of its compliance with the foregoing covenants and any information which State Street may reasonably request for the purpose of enabling or assisting State Street to comply with any applicable money laundering or “Know Your Customer” regulation or with any other reporting or blocking requirement of OFAC or the Financial Crimes Enforcement Network (FINCEN) of the United States Treasury or any other foreign or United States court or governmental agency with jurisdiction in the matter. State Street acknowledges that in accordance with applicable law, the Partnership may delegate certain anti-money laundering procedures, including client identity and “Know Your Customer” due diligence procedures, to its affiliates and/or third parties. State Street acknowledges that in accordance with applicable law, the Partnership may delegate certain anti-money laundering procedures, including client identity and “Know Your Customer” due diligence procedures, to its affiliates and/or third parties.

Section 13.	STANDARD OF CARE; LIMITATION ON LIABILITY

State Street shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that State Street shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Partnership unless caused by State Street’s own fraud, willful default, gross negligence or willful misconduct or that of its agents or employees. State Street shall be responsible for the performance of only such duties as are set forth in this Agreement (but including any additional duties as may be agreed upon in writing from time to time among the parties pursuant to Sections 5 and 6 hereof) and, except as otherwise provided under Section 9, shall have no responsibility for the actions or activities of any other party, including other service providers to the Partnership. State Street shall have no liability in respect of any loss, damage, or expense suffered by the Partnership insofar as such loss, damage, or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were created and/or maintained for the Partnership by entities other than State Street prior to State Street’s appointment under this Agreement as a service provider to the Partnership.

In any event, for the services provided pursuant to Section 5 of this Agreement, State Street’s cumulative liability for any calendar year, regardless of the form of action or legal theory, shall be limited to such amounts as may be agreed upon from time to time between the parties hereto.

Without in any way limiting the generality of the foregoing, State Street shall in no event be liable for any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to the Partnership resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, communications disruption, or other impossibility of performance.

In no event shall either party to this Agreement be liable for indirect, special or consequential damages.

Section 14.	INDEMNIFICATION

The Partnership hereby agrees to indemnify and hold harmless State Street to the fullest extent permitted by law from and against any loss, liability, claim or expense (including reasonable attorney’s fees and disbursements) suffered or incurred by State Street in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Partnership, the General Partner, any Third Party Agent, or any Authorized Price Source whose data or services, including records, reports or other information State Street must rely upon in performing State Street’s duties under this Agreement; as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Partnership or the General Partner; or as a result of any reliance by State Street upon records that were created and/or maintained for the Partnership by entities other than State Street prior to State Street’s appointment under this Agreement as a service provider to the Partnership; provided, however, that such indemnity shall not apply to any liability or expense occasioned by or resulting from the fraud, willful default, gross negligence, or willful misconduct of State Street in the performance of its duties hereunder.

The Partnership shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event that the Partnership elects to assume the defense of any such suit and retain counsel, State Street, or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Partnership shall have specifically authorized the retaining of such counsel, or (ii) State Street shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

Section 15.	SUCCESSOR AGENT

If a successor to State Street shall be appointed by the Partnership, then the Partnership shall deliver to State Street a written order designating the successor agent and State Street shall, upon termination of this Agreement pursuant to Section 16, deliver to such successor agent at the office of the successor agent all books and records of account of the Partnership maintained by State Street hereunder. In the event that this Agreement is terminated by either party without the appointment of a successor agent, State Street shall, upon receipt of Proper Instructions, deliver such books and records in accordance with such instructions.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to State Street on or before the effective date of such termination, then State Street shall have the right to deliver to the office of the Partnership all books and records of account of the Partnership maintained by State Street hereunder.

Section 16.	TERM OF AGREEMENT

This Agreement shall be effective from the date first stated above and shall remain in full force and effect until terminated as hereinafter provided.

Either party may, in its discretion, terminate this Agreement for any reason by giving the other party at least sixty (60) days prior written notice of termination. Notwithstanding anything contained herein to the contrary, following notice of resignation by Morgan Stanley AIP GP LP as the Partnership’s investment adviser, this Agreement may be terminated immediately by State Street without prior written notice.

Section 17.	FEES AND EXPENSES

The Partnership agrees to pay to State Street such compensation for its services and expenses hereunder as may be agreed upon from time to time in a written fee schedule (the “Fee Schedule”) approved by the Partnership and State Street. The fees under this Agreement shall be accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Partnership shall reimburse State Street for its reasonable and documented out-of-pocket expenses incurred in connection with the services State Street provides to the Partnership under this Agreement.

The Partnership and/or its investment adviser shall bear all expenses that are incurred in the Partnership’s operation, including those as specifically set forth in the Partnership’s registration statement.

Section 18.	CONFIDENTIALITY

State Street agrees on behalf of itself and its employees to keep confidential all records and other information related to the Partnership and its interestholders, except in cases whereby State Street has been requested by the Partnership to make such disclosure, State Street has received the prior written consent of the Partnership, which consent shall not be unreasonably withheld, or in the following cases with respect to which State Street shall notify the Partnership (unless State Street is prohibited from doing so in such circumstance), as promptly as possible, so that the Partnership may have a reasonable opportunity to obtain, in an expeditious manner, a protective order or other similar form of protection against disclosure of such confidential information: (a) State Street is requested by a regulatory authority or required by law to disclose confidential information, or (b) State Street has determined that such disclosure is necessary for the protection of its interests. In the event that any relief sought by the Partnership is not obtained in a timely manner, State Street will furnish only that portion of the confidential information that it is advised by its counsel necessary to respond to the request. State Street agrees to use the confidential information it receives from the Partnership only for the purposes of performing services under this Agreement. Notwithstanding the foregoing, the Partnership acknowledges that State Street may provide access to and use of confidential information, without the consent of the Partnership or prior notice to the Partnership, to State Street’s respective employees, contractors and agents engaged in activities contemplated by this Agreement or its professional advisors or auditors and who have been apprised of the confidential nature of such information.

Section 19.	NOTICES

All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to State Street:	State Street Bank and Trust Company Attn: Jack Clark Fund Administration One Federal Street, 8th Floor Boston, MA 02110 Telephone: 617.662.1491 Fax: 617.662.0811

If to the Partnership:	Morgan Stanley Institutional Fund of Hedge Funds II LP Attn: Noel Langlois One Tower Bridge 100 Front Street, Suite 1100 West Conshohocken, PA 19428-2881 Telephone: 610.260.7600 Fax: 610.260.7171

If to the General Partner:	Morgan Stanley Alternative Investment Partners LP Attn: Noel Langlois One Tower Bridge 100 Front Street, Suite 1100 West Conshohocken, PA 19428-2881 Telephone: 610.260.7600 Fax: 610.260.7171

Section 20.	SERVICES NOT EXCLUSIVE

The services of State Street to the Partnership are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Partnership from time to time, have no authority to act or represent the Partnership in any way or otherwise be deemed an agent of the Partnership.

Section 21.	ASSIGNMENT; SUCCESSORS

This Agreement shall not be assigned without the prior written consent of each party to this Agreement, except that either party may assign its rights and obligations hereunder to a party controlling, controlled by, or under common control with such party.

Section 22.	ENTIRE AGREEMENT

This Agreement (including all schedules and attachments to the Agreement) constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous representations, warranties, and/or commitments, whether oral or in writing, regarding the services to be performed hereunder.

Section 23.	AMENDMENTS

No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party to this Agreement. The term “Agreement”, as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance with this Section 23.

Section 24.	HEADINGS NOT CONTROLLING

Section headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

Section 25.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 26.	SURVIVAL

All provisions regarding indemnification, warranty, liability and limits thereon shall survive following the expiration or termination of this Agreement.

Section 27.	SEVERABILITY

In the event that any provision of this Agreement is held illegal, void, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

Section 28.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

Section 29.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Section 30.	DATA ACCESS SERVICES ADDENDUM

The Data Access Services Addendum to this Agreement shall be incorporated into this Agreement. The Partnership acknowledges that the data and information it will be accessing from State Street is unaudited and may not be accurate due to inaccurate pricing of securities, delays of a day or more in updating the account and other cause for which State Street will not be liable to the Partnership.

If the transactions available to the Partnership include the ability to originate electronic instructions to State Street in order to (i) effect the transfer or movement of cash or transfer of interests, or (ii) transmit interestholder information or other information, then in such event State Street shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by State Street from time to time.

(see next page for execution)

IN WITNESS WHEREOF, the parties hereto have duly executed as of the date and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:
	Name:	Gary L. French
	Title:	Senior Vice President

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS II LP

By:	Morgan Stanley Alternative Investment Partners LP, its General Partner

By:	Morgan Stanley AIP GP LP, its General Partner

By:	Morgan Stanley Alternative Investments Inc., its General Partner

By:
	Name:	Jacqueline Dentner
	Title:	Vice President

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Morgan Stanley AIP GP LP (the “Investment Adviser”) on behalf of

Morgan Stanley Institutional Fund of Hedge Funds II LP (the “Partnership”)

Dated: June 30, 2006

Schedule A –

Notice Filing with State Securities Administrators

At the specific direction of the Investment Adviser and/or the Partnership, State Street will file on behalf of the Partnership with the appropriate state authorities copies of prepared and executed Forms D that have been forwarded to State Street by the Partnership or its outside counsel; and forward a complete copy of each Form D as filed to the Partnership and its outside counsel, in accordance with the securities laws of each jurisdiction in which Partnership Interests are to be offered or sold pursuant to instructions given to State Street by the Investment Adviser and/or the Partnership.

The Partnership shall be solely responsible for the determination of those states in which Notice Filings are to be submitted. In the event that State Street becomes aware of the sale of Partnership Interests in a jurisdiction in which no Notice Filing has been made, State Street shall report such information to the Partnership, and it shall be the Partnership’s responsibility to determine appropriate corrective action and instruct State Street with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Partnership’s Notice Filings on Form D, or such similar forms as required by a state, as directed by the Investment Adviser and/or Partnership;

2.	Filing of Partnership’s Uniform Consent to Service of Process (Form U-2), or such similar forms as required by a state, as directed by the Investment Adviser and/or Partnership;

3.	Filing of amendments as directed by the Investment Adviser and/or Partnership;

4.	Payment at the expense of the Partnership of all Partnership Notice Filing fees; and

5.	The performance of such additional services as State Street and the Partnership may agree upon in writing.

Unless otherwise specified in writing by State Street, Blue Sky services by State Street shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Investment Adviser, the Partnership or its legal counsel. In connection with the services described herein, the Partnership shall issue in favor of State Street a power of attorney to submit Notice Filings on behalf of the Partnership, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT I

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of _______________ that Morgan Stanley Alternative Investment Partners LP, acting in its capacity as general partner of the Morgan Stanley Institutional Fund of Hedge Funds II LP (the “Partnership”), with principal offices at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania 19428-2881, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The Power to submit notice filings for the Partnership in each jurisdiction in which the Partnership’s Interests are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Partnership’s applications including without limitation, applications to provide notice for the Partnership’s Interests; consents, including consents to service of process; reports, including without limitation, all periodic reports; or other documents and instruments now or hereafter required or appropriate in the judgment of State Street in connection with the notice filings of the Partnership’s Interests.

2. CHECKS. The power to draw, endorse, and deposit checks in the name of the Partnership in connection with the notice filings of the Partnership’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at State Street shall have authority to act on behalf of the Partnership with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by State Street of such termination of authority. Nothing herein shall be construed to constitute the appointment of State Street as or otherwise authorize State Street to act as an officer, director or employee of the Partnership.

(see next page for execution)

IN WITNESS WHEREOF, the Partnership has caused this Agreement to be executed in its name and on its behalf by and through a duly authorized officer of the General Partner, as of the date first written above.

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS II LP

By:	Morgan Stanley Alternative Investment Partners LP, its General Partner

By:	Morgan Stanley AIP GP LP, its General Partner

By:	Morgan Stanley Alternative Investments Inc., its General Partner

By:
	Name:	Jacqueline Dentner
	Title:	Vice President

Subscribed and sworn to before me

this          day of                                                   20

________________________________

Notary Public

State of

In and for the County of

My Commission expires

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Morgan Stanley Alternative Investment Partners LP on behalf of

Morgan Stanley Institutional Fund of Hedge Funds II LP (the “Partnership”)

Dated: June 30, 2006

Schedule B – Authorized Pricing Sources

Pursuant to the terms of the Administrative Services Agreement, the Partnership has directed the Administrator, inter alia, to calculate the net asset value of the Partnership and to perform certain other accounting services in accordance with the Partnership’s Limited Partnership Agreement. The Partnership hereby authorizes and instructs the Administrator to utilize the pricing sources specified on the attached forms as sources for securities prices in calculating the net asset value of the Partnership and acknowledges and agrees that the Administrator shall have no liability for any incorrect data provided by pricing sources selected by the Partnership or otherwise authorized by Proper Instructions (as such term is defined in the Administrative Services Agreement), except as may arise from the Administrator’s lack of reasonable care in performing the agreed-upon tolerance checks as to the data furnished and calculating the net asset value of the Partnership in accordance with the data furnished and the Administrator’s performance of the agreed-upon tolerance checks.

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS II LP

By:	Morgan Stanley Alternative Investment Partners LP, its General Partner

By:	Morgan Stanley AIP GP LP, its General Partner

By:	Morgan Stanley Alternative Investments Inc., its General Partner

By:
	Name:	Jacqueline Dentner
	Title:	Vice President

Date:	June 30, 2006

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Morgan Stanley AIP GP LP (the “Investment Adviser”) on behalf of

Morgan Stanley Institutional Fund of Hedge Funds II LP

Dated: June 30, 2006

Schedule C – Required Information

REQUIRED INFORMATION	RESPONSIBLE PARTY

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Dividend/Distribution Schedule	Administrator/Investment Adviser
Dividend/Distribution Declaration	Administrator/Investment Adviser
Dividend Reconciliation/Confirmation	Administrator
Corporate Actions	Third Party Vendors/Custodian
Service Provider Fee Schedules	Investment Adviser
Expense Budget	Administrator/Investment Adviser
Amortization Policy	Administrator/Investment Adviser
Accounting Policy/Complex Investments	Administrator/Investment Adviser
Audit Management Letter	Administrator/Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Administrator/Investment Adviser